Exhibit 99.1

CubeSmart Announces Agreement to Acquire Storage West Platform

Company Release - 11/15/2021

MALVERN, Pa., Nov. 15, 2021 (GLOBE NEWSWIRE) -- CubeSmart (NYSE: CUBE) (the “Company”), today announced that it has entered into an agreement to acquire 100% of the outstanding partnership units of LAACO, Ltd. (“LAACO”), the owner of the Storage West Platform for approximately $1.69 billion, which includes approximately $40.9 million of LAACO debt that will be repaid at, or shortly after, the closing, Storage West is the owner and operator of 59 self-storage assets in the highly desired western markets of Southern California (22), Phoenix (17), Las Vegas (13), and Houston (7). Two of these properties are owned by two separate joint ventures, each owned fifty percent by LAACO.

“The Storage West portfolio represents a very strategic transaction that will enhance our portfolio and further diversify our geographic exposure,” commented Christopher P. Marr, President and Chief Executive Officer of the Company. “This immediately accretive transaction is a unique opportunity to acquire a sizable portfolio of high-quality assets across the Southwest. The properties are all in top-10 MSAs that represent key growth markets with strong demographics that perfectly fit our external growth strategy and complement our existing portfolio.”

The Company expects to finance the purchase price at closing through a combination of (i) the net proceeds from the issuance and sale of the Company’s equity securities on or prior to the closing date and (ii) the proceeds from new long-term debt financing, such as a term loan or debt securities, which the Company intends to pursue prior to the closing of the acquisition. If such debt financing is unavailable, the Company intends to finance any remaining portion of the acquisition purchase price with proceeds from a committed $1.0 billion senior unsecured bridge loan facility and/or unsecured revolving credit facility.

Karen Hathaway, President and Managing Partner of LAACO, Ltd., said, “We are pleased that this transaction will benefit both the unitholders who have supported our company over the years and the shareholders of CubeSmart. We are also gratified that our operations will continue in the good hands of a skilled management team whose values so closely align with ours, and whose success includes solid growth, commitment to their employees, and dedication to customer satisfaction, sustainability, and diversity.”

The transaction is expected to close in the fourth quarter of 2021, and is subject to customary closing conditions. No assurance can be given that the transaction will be consummated on contemplated terms, or at all. Additional information on the transaction can be found in the presentation posted on our investor relations website at investors.cubesmart.com.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”).

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust. CubeSmart owns or manages 1,251 self-storage properties across the United States. According to the 2021 Self Storage Almanac, CubeSmart is one of the top three owners and operators of self-storage properties in the U.S.

The Company’s mission is to simplify the organizational and logistical challenges created by the many life events and business needs of its customers – through innovative solutions, unparalleled service, and genuine care. The Company's self-storage properties are designed to offer affordable, easily accessible, and, in most locations, climate-controlled storage space for residential and commercial customers. For more information about business and personal storage or to learn more about the Company and find a nearby storage property, visit www.cubesmart.com or call CubeSmart toll free at 800-800-1717.

About LAACO

LAACO, Ltd., is a California limited partnership that owns and manages Storage West Self-Storage facilities in the western United States.

Forward-Looking Statements

This press contains certain “forward-looking” statements as that term is defined by Section 27A of the Securities Act and Section 21E of the Exchange Act of 1934, as amended, that are based on management’s current expectations, assumptions and beliefs. Forward-looking statements can often be identified by words such as “expect,” “intend” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the expected closing of the Storage West acquisition, if at all. Forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement, which risks, uncertainties and assumptions include, but are not limited to, the ability of the parties to consummate the proposed transaction; satisfaction of closing conditions to the consummation of the proposed transaction; and CubeSmart’s ability to realize anticipated benefits of the proposed transaction. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the Company’s other filings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statement. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Company Contact:

Josh Schutzer

Vice President, Finance

(610) 535-5700

LAACO, Ltd. Contact:

Alexander Auerbach
Auerbach & Co. Public Relations
(818) 522-1640

auerbach@aapr.com